CONTRACT FOR MANAGEMENT


     This contract is made effective this 9th day of June, 1999 by and between Montgomery Realty Group, Inc., a Nevada corporation, ("Owner") having its principal office at 400 Oyster Point Blvd., Suite 415, South San Francisco, California, and Diversified Investment & Management Corporation ("Manager") a duly organized California corporation having its principal place of business at 400 Oyster Point Blvd., Suite 415, South San Francisco, California.

     NOW THEREFORE, in consideration of the mutual promises set forth herein Owner and Manager agree as follows:

     1. APPOINTMENT OF MANAGER

     Owner hereby appoints Manager as the exclusive representative of Owner to manager and operate the following properties, collect rents, negotiate leases, resolve all matters relating to tenants, and to otherwise exercise management and control over the income and expenses of said properties, which properties are described as follows:

     A. The Keker & Van Nest Office Building (the "Office Building") located at 710 Sansome Street, San Francisco, California 94111;

     B. The OSH Shopping Center (the "OSH Center") located at 1041 - 1061 Market Place, San Ramon, California;

     C. The San Ramon Shopping Center (the "San Ramon Shopping Center") located at 1021 Market Place, San Ramon, California;

     D. The Eccles Project (the "Eccles Project") located at 560 Eccles Avenue, South San Francisco, California.

The foregoing properties are collective referred to herein as the "Properties".

     2.   COMPENSATION OF MANAGER

     In consideration of its services as property manager, Manager shall be paid the following:

     A.  The greater of:

          (i) Three percent (3%) of the gross income from the Properties; or

          (ii) the minimum annual fee as follows:

          (a) During the first year of this contract, the sum of Seven Thousand Five Hundred Dollars ($7,500.00) per month;

          (b) During the second year of this contract, the sum of Ten Thousand Dollars ($10,000.00) per month; and

          (c) Thereafter the sum of Fifteen Thousand Dollars ($15,000.00) per month.

     B. Manager shall be compensated for any operating, financing, capital and other expenses relating to the Properties, which Manager may pay on behalf of Owner or retain from rents received from the tenants;

     C. Reimbursement for such professional fees as Manager may incur, which professional fees shall be as follows:

          (i) Legal services at the rate of $175 per hour for in house legal services and at such other billing rate as the attorney may charge to Manager if said services are rendered by outside counsel;

          (ii) Accounting services rendered by an in house CPA at the rate of $120 per hour, or if an independent CPA is used, at such other billing rate as the accountant may charge to Manager;

          (iii) Brokerage commissions earned by Manager at the following rates:

               (a) For leasing commissions, the aggregate of:

               7% of the First Year Rent
               6% of the Second Year Rent
               6% of the Third Year Rent
               5% of the Fourth Year Rent
               5% of the Fifth Year Rent
               4% of the Sixth Year Rent
               4% of the Seventh Year Rent
               3% of the Eighth Year Rent
               3% of the Ninth Year Rent
               2% of the Tenth Year Rent

     Shall be due and payable to Manager upon the signing of a   written lease.

               (b) For financing transactions:

                One Percent (1%) of the amount financed
     Shall be paid to Manager at the Closing.

               (c) For purchase or sale transactions:

               Three percent (3%) of the purchase or sale price
     Shall be paid at the closing.

     D. For development or construction of new projects the following rates shall apply:

          (1)  Project Manager:  $200 per hour

          (2)  Project Management Assistant:  $150 per hour

          (3)  Project Estimator: $150 per hour

          (4)  Project Assistants: $125 per hour

          (5) Reimbursement of any architectural, planning, permit, reproduction, or related fees or expenses.

          (6) An oversight fee of two percent (2%) of all development and construction costs.

     E. In the event Manager employs a cooperating broker to rent part or all of the Properties, the fee of Manager shall be increased to cover the fee of the cooperating broker to the extent of the participation of the broker in such activity, but in no event shall the total fee be more than four percent (4%) in any one year, unless otherwise previously approved by Owner.

     F. Manager may agree to waive or reduce any of said fees, without modifying this Agreement and without waiving its right to charge according to the regular fee schedule above in any future transaction.

     3.  PAYMENTS TO OWNER

     Manager shall remit to Owner at monthly intervals the check of Manager for the net amount due Owner. A sum to be determined by Manager, with the approval of Owner, shall be retained by Manager for the account of Owner as a reserve for the payment of secured indebtedness, as well as taxes, licenses, insurance, repairs, and other expenses that may be anticipated, but that are not due at the time of the remittance to Owner.

     4. AUTHORITY AND POWERS OF MANAGER

     Owner hereby grants Manager the following authority and powers and agrees to assume the expenses in connection herewith:

     (a) Manager shall use due diligence to attract and retain lessees of the Properties.

     (b) Manager shall take reasonable steps to collect all rent due, or enforce collection thereof, and shall perform all reasonable acts on behalf and for the protection of Owner in the collection of such amounts.

     (c) Manager shall sign, renew and/or cancel leases for such space or units; collect rents due or to become due and give receipts therefore; terminate tenancies and sign and serve in the name of Owner such notices as are appropriate; institute and prosecute action; evict tenants and recover possession of space or units; sue for and recover, in the name of Owner, rents and other sums due; and, when expedient, with Owner's prior approval, settle, compromise, and release such actions or suits or reinstate such tenancies.

     (d) Manager shall manage the Properties according to sound commercial practices.

     (e) Manager, acting in Owner's name, shall take such actions as may be necessary to enforce all warranties given in connection with construction of the Properties or with manufactured items included therein. Owner shall furnish all necessary documents pursuant to the enforcement of these warranties.

     (f) Manager shall employ, direct, control, and discharge all persons performing regular services on the premises. All such persons shall be employees of Manager.

     (g) Manager shall advertise the availability for rental of space or units of the Properties and to display "for rent" signs thereon.

     (h) Manager, in its own name shall make contracts for electricity, gas, fuel, water, telephone, window cleaning, trash or rubbish hauling, and other services or such of them as Manager shall deem advisable. Manager agrees that all purchase and service contracts will be entered into at the most favorable prices and terms available and that such prices and terms shall inure solely for the benefit of Owner. Manager shall be under a duty to secure for and credit to Owner any discount, commissions, or rebates obtainable as a result of such contract.

     (i) Subject to the prior written approval of Owner, Manager may establish tenant qualifications; determine the dollar amount of security deposits and the dollar amount of cleaning deposits; approve credit standing; and determine the form of rental agreement to be executed by tenants.

     (j) Manager shall maintain and repair the Properties in accordance with sound management practices and local codes. Such maintenance and repair shall include, without limitations, cleaning, painting, decorating, plumbing, carpentry, grounds care, and such other maintenance and repair work as may be necessary, subject to any limitation imposed by Owner in addition to those contained herein.

     (k) Incident to such maintenance and repair, the following provisions will apply:

          (i) Special attention will be given to preventative maintenance. To the greatest extent feasible, the services of regular maintenance employees will be used.

          (ii) Subject to Owner's prior approval, Manager will contract with qualified independent contractors for the maintenance and repair of air conditioning systems and for extraordinary repairs beyond the capability of regular maintenance employees.

          (iii) Manager will systematically and promptly receive and investigate all service requests from tenants, take such actions thereon as may be justified, and keep records of the same. Emergency requests will be received and serviced on an around-the-clock basis. Complaints of a serious nature will be reported to Owner after investigation.

          (iv) Manager is authorized to purchase all material, equipment, tools, appliances, supplies and services necessary to proper maintenance and repair

     (l) Notwithstanding any of the foregoing provisions , the prior approval of Owner will be required for any expenditure that exceeds Five Thousand Dollars ($5,000) in any one instance for labor, materials, or otherwise in connection with the maintenance and repair of the Properties, except for recurring expenses within the limits of the operating budget or emergency repairs involving manifest danger to persons or property, or expenses required to avoid suspension of any necessary service to the Properties. In the latter event, Manger will inform Owner of the facts as promptly as possible.

     (m) Manager shall obtain contracts, materials, supplies, utilities, and services on the most advantageous terms to the Properties, and is authorized to solicit bids, either formal or informal, for those items that can be obtained from more than one source. Manager will secure and credit to Owner all discounts, rebates, or commissions obtainable with respect to purchases, service contracts, and all other transactions on Owner's behalf.

     (n) Manager will take such actions as may be necessary to comply promptly with any and all governmental orders or other requirements affecting the Properties, whether imposed by federal, state, county, or local authority. Nevertheless, Manager shall take no such action so long as Owner is contesting, or has affirmed its intention to contest, any such order or requirement. Manager will notify Owner in writing of all notices of such orders or other requirements within 48 hours from the time of their receipt.

     (o) Manager will furnish, at its own expense, if so requested by Owner, a fidelity bond in the principal sum of One Million Dollars ($1,000,000), to protect Owner against misapplication of income from the Properties by Manager or any employee of Manager. The other terms and conditions of the bond, and the surety thereon, will be subject to approval of Owner.

     (p) From the rental proceeds, Manager shall (1) pay for advertising, (2) pay all common area utility, repair, maintenance and service bills, (3) pay salaries of persons employed at the Properties, (4) purchase supplies, and
(5) cause to be made and pay for such maintenance, repairs, and alterations as may be required for proper operation ofthe Properties.

     (q) Manager shall service all loans and mortgages on the Properties, pay all applicable real estate and personal property taxes, licenses, fees, and payroll taxes, and maintain payroll records and make all necessary returns required by law.

     (r) Manager shall at all times during the term hereof maintain a real estate broker's license in conformity with the laws of the State of California.

     (s) Maintenance of an occupancy rate of not less than ninety-five percent (95%), unless Owner shall have given prior consent.

     (t) Development of janitorial schedules, and the supervision of janitorial personnel, to ensure proper cleanliness and maintenance of common spaces, sidewalks, parking lots, and grounds.

     (u) Writing or taking work or service requests for minor repairs and maintenance of apartments, common spaces, structures, and grounds.

     (v) Assignment of such work orders to maintenance personnel, with follow-up sufficient to insure proper completion in a reasonable length of time.

     (w) Frequent inspection of grounds, parking lots, common spaces and apartments for proper cleanliness and maintenance.

     (x) Keeping an inventory of all capital and non-capital items of personal property that have a value of One Hundred Dollars ($100) or more. Such listing shall include description, with model and serial numbers where appropriate, value, condition and location.

     (y) Establishment and maintenance of a bookkeeping system on an accrual basis that includes a journal, a ledger, and a rent-roll control system. Such system should be adjusted to the needs of a Certified Public Accountant for a yearly audit.

     (z) At Owner's direction, Manager shall act as Owner's exclusive broker for all financing, purchase and sale transactions involving the Properties; provided, however, that Manager may employ the services of a cooperating broker, with Owner's consent and at Owner's sole cost and expense.

     5.   RECORDS AND REPORTS

     Manager shall be responsible for records and reports as follows:

     (a) Manager shall establish and maintain a comprehensive system of records, books, and accounts in a manner satisfactory to Owner. All records, books, and accounts will be subject to examination at reasonable hours by any authorized representative of Owner.

     (b) With respect to each fiscal year ending during the term of this agreement, Manager will cause an annual financial report to be prepared by a certified public accountant or other person acceptable to Owner, based upon the preparer's examination of the books and records of Owner and Manager. The report will be prepared in accordance with the directives of Owner, will be certified by the preparer and the Manager, and will be submitted to Owner within 45 days after the end of the fiscal year. Compensation for the preparer's services will be paid out of the rental income as an expense of the Properties.

     (c) Manager shall prepare a quarterly report comparing actual and budgeted figures for receipts and disbursements, and will submit each such report to Owner within 30 days after the end of the quarter covered.

     (d) Manager shall furnish such information (including occupancy reports) as may be requested by Owner from time to time with respect to the financial, physical, or operational condition of the Properties.

     (e) By the 11th day of each month, Manager shall furnish Owner with an itemized list of all delinquent accounts, including rental accounts as of the 10th day of the same month.

     (f) By the 5th day of each month, Manager will furnish Owner with a statement of receipts and disbursements during the previous month, and with a schedule of accounts receivable and payable, and reconciled bank statements for the rental income account as of the end of the previous month.

     (g) Except as otherwise provided in this agreement, all bookkeeping, clerical, and other management overhead expenses (including but not limited to costs of office supplies and equipment, data processing services, postage, transportation for managerial personnel, and telephone services) will be borne by Manager out of its own pocket and will not be treated as Properties expenses.

     (h) Manager shall furnish Owner and Owner's certified public accountants with a monthly profit and loss statements, a monthly vacancy report, and a monthly rental delinquency report showing delinquencies in payment, tenant by tenant. Manager shall also furnish Owner with an annual profit and loss statement at the end of each fiscal year during the term hereof, which report will be certified by Manager's independent certified public accountants.

     6.  ACCOUNTING AND ACCOUNTS

     Accounting functions will be performed by Manager as follows:

     (a) Accounting statements. Manager shall maintain books of account of all receipts and disbursements incurred in management of the Properties, which records shall be open to inspection by Owner at all reasonable times. Manager shall render monthly statements to Owner, showing all receipts and disbursements.

     (b) Bank accounts. Manager shall establish and maintain in a bank, the deposits of which are insured by the Federal Deposit Insurance Corporation a separate account for the deposit of rentals. Manager shall have the authority to draw on this account for any payments that Manager must make to discharge any liability or obligations incurred pursuant to this agreement, and for the payment of the fee of Manager. All such payments shall be subject to the limitations of this contract.

     (c) Bank deposits. Manager shall establish and maintain in a California bank the deposits of which are insured by the Federal Deposit Insurance Corporation, a separate account bearing interest at money market rates for the deposit of any security required of tenants.

     7.  INSURANCE & TAXES

     Owner shall inform Manager of insurance to be carried with respect to the Properties and its operations. Manager shall cause such insurance to be procured and kept in effect at all times. Manager shall pay premiums out of the rental income from the Properties, and the premiums will be treated as operating expenses. All insurance will be placed with such companies, on such conditions, in such amounts, and with such beneficial interests appearing thereon as shall be acceptable to the Owner and shall be otherwise in conformity with the mortgage or deed of trust encumbering the Properties. It is provided, however, that such insurance will include public liability coverage, with Manager designated as an insured, in amounts acceptable to Manager as well as Owner.

     Manager will investigate and furnish Owner with full reports as to all accidents, claims, and potential claims for damage relating to the Properties, and will cooperate with Owner's insurers in connection therewith.

     Manager, as Owner's broker, will survey, recommend and, on the approval of the recommendations, place agreed upon insurance coverage for the Properties.
As the insurance broker, Manager will be responsible for offering Owner insurance coverage normally available for the Properties involved, with reliable companies, as well as for expediting loss adjustments and maintaining records of insurance requirements of tenants. In addition, Manager will act on behalf of Owner in attempting to conclude claims or disputes with insurance companies. An engineering inspection for the safety and protection of Owner's Properties shall be arranged whenever possible with the insurance carrier, at no cost to Owner. Owner agrees to consider all reasonable recommendations as a result of the inspection to minimize both the cost of insurance and the possibility of bodily injury, personal injury, property damage, and loss of rental income.

     Manager shall be responsible for maintaining workers' compensation insurance and fidelity bonds covering its personnel who are engaged in the operation of the Properties. Manager shall at all times on behalf of Owner maintain public liability insurance in the minimum amount of One Million Dollars ($1,000,000) for any single occurrence of bodily injury or property damage.

     Manager shall pay real property taxes and other taxes levied and assessed against the Properties. Manager shall withhold from gross revenues an amount equal to the estimated annual taxes and then pay such taxes from this reserve prior to the delinquency.

     8.  PASS-THROUGH EXPENSES

     Manager shall make timely payment of all taxes, insurance, repairs and maintenance, together with all common area utilities and other expenses and shall maintain true and accurate books and records relating to all items disbursed. Manager shall as soon as permissible pursuant to each lease, pass-through all expenses which are reimbursable by said tenant pursuant to said tenant's lease. In addition to the pass-through expense items, Manager shall pass-through to tenant, to the extent permitted by said tenant's lease, all general and administrative expenses of Manager which are reimbursable by tenant pursuant to its lease.

     9.  NO ENCUMBRANCES

     Manager shall not execute or file for record any instrument that imposes a restriction on selling, leasing, or occupying the subject Properties.

     10.  REIMBURSEMENT OF MANAGER

     Owner shall reimburse Manager for the amount of all charges paid by Manager and required for proper operation of the Properties, if necessary funds are not available to Manager from revenues received from the project or are not otherwise made available by Owner.

     11.  INDEMNIFICATION OF OWNER

     Subject to the limitation below, Manager shall indemnify Owner against all liability of any nature whatsoever in connection with management and operation of the Properties, and against all liability for injury or death of employees, or any other person, resulting directly from the management and operation of the Properties. This section shall not impose any obligation on Manager to indemnify Owner against the willful misconduct or negligent acts or omissions of Owner or the Mangers or employees of Owner.

     12.  TERM AND TERMINATION

     The term of this contract shall commence on the effective date as set forth on page one and shall end on December 31, 2005, unless sooner terminated by Owner. Termination may be effected at any time by Owner on 30 day's prior written notice.

     13.  NOTICE

     Any notice required by this agreement shall be delivered by certified mail, addressed to Owner or Manager at 400 Oyster Point Blvd., Suite 415, South San Francisco, California 94080, and addressed to Manager at P.O. Box 2304, South San Francisco, California.

     14. ATTORNEY'S FEES

     In the event of any suit, controversy, claim, or dispute between Owner and Manager, arising out of or relating to performance or breach of this contract, the prevailing party shall be entitled to recover reasonable expenses, attorneys' fees, and costs.

     15.  ENTIRETY; ALTERATION; BINDING EFFECT

     This agreement is entire. The parties may not alter, amend, or modify it except by an instrument in writing executed by both. It includes all representations of every kind and nature made by either party to the other and shall be binding on the successors and assigns of the parties.

     16. SUCCESSORS AND ASSIGNS

     This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Buyer reserves the right to take title to the Properties in a name or assignee other than Buyer.

     17.  AMENDMENTS

     Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Owner and Manager.

     18.  GOVERNING LAW

     This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

     19.  TIME OF THE ESSENCE

     Time is of the essence of this Agreement.

     20.  CONFIDENTIALITY

     Owner and Manager shall keep the terms and conditions of the transaction contemplated by this Agreement confidential and shall not disclose any information regarding the same without the prior written consent of the other party.

     21.  ASSIGNMENT

     Anything in this Agreement to the contrary notwithstanding, neither party to this Agreement may assign any part hereof without the prior consent of the other party.


                          (Signatures On Next Page)



     IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first written above.

OWNER:                        MONTGOMERY REALTY GROUP, INC.
                              a Nevada corporation


                              By:  /s/ Dinesh Maniar
                                 Dinesh Maniar, President




MANAGER:                      DIVERSIFIED INVESTMENT &
                              MANAGEMENT CORPORATION
                              a California corporation




                              By:  /s/ James T. Graeb
                                 James T. Graeb
                                 Senior Vice President